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                                                                 EXHIBIT NO. 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 ALPHATECH INC.

FIRST. The name of this corporation shall be:

                                Alphatech, Inc..

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD. The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is: Thirty-one million (31,000,000) shares, of $0.0001 par value, of which there are authorized 1,000,000 preferred shares and 30,000,0000 common shares. Shares of a Class may be increased or decreased (but not below those outstanding) without an affirmative vote of that Class by an affirmative vote of a majority of the stock of the Corporation entitled to vote thereon irrespective of ss.242(b)(2) of the Delaware Corporate Code. Each common share shall have one vote, and each preferred share, or Series thereof, shall have two votes per share as is specified in the Designation of Rights and Preferences for said preferred shares or series thereof. The Board of Directors of the Corporation is authorized, to the maximum extent provided by law, unless otherwise provided herein, to provide for the issuance of preferred shares or to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares in each such series, and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of preferred stock or such series. Shares may be redeemable or convertible on such terms as conditions as may be determined by the Board of Directors

SIXTH. Section 203

The Corporation expressly elects not to be governed by the provisions of Section 203 of the Delaware Corporate code.


SEVENTH. The name and address of the incorporator is as follows:

                             -----------------------
                                 Micki Shilling
                                1013 Centre Road
                              Wilmington, DE 19805


EIGHTH The Board of Directors shall have the power to adopt, amend or repeal the by-Laws.

NINTH. The personal liability of Directors of the Corporation is eliminated to the fullest extent permitted by the provisions of Para 7 of Subsection (b) of ss.102 of the Delaware Corporation Code, as the same may be amended; subject thereto, no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

TENTH. The number of Directors which the Corporation initially shall have is two
(2) and their names and addresses are:

Raynard von Hahn
13400 Northup Wa Suite 40
Bellevue, WA 98005

Donald Sutton
13400 Northup Wa Suite 40
Bellevue, WA 98005

ELEVENTH. The Corporation reserves the right to amend this Certificate and all rights provided hereunder are subject thereto.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of Incorporation this December 21, 1999.


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                                           /s/ Micki Shilling
                                           -----------
                                           Micki Shilling
                                           Incorporator



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